Press release
For immediate release
August 24 2007

VIRGINIA MINES REPORTS INVESTMENT IN CANADIAN ASSET BACKED SECURITIES

Virginia Mines Inc. (“Virginia”) today reported that approximately $3.8 million of its $48 million investment is invested in asset-backed commercial paper funds, representing 7.9% of its investments. The funds, whose liquidity lender is the National Bank of Canada, is accorded the highest rating [R-1 (HIGH)] for $3.5 million and the second highest rating [R-1 (MIDDLE)] for $0.3 million, available from the Dominion Bond Rating Service. Virginia does not consider its investment in these funds at risk. All of Virginia’s cash and cash equivalents are invested in products carrying the highest possible investment grade as determined by leading rating agencies.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $48,042,904 as of May 31, 2007and 26,443,198 shares issued and outstanding as of July 31, 2007. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

FOR MORE INFORMATION, PLEASE CONTACT: Andre Gaumond, President, Paul Archer, V-P Exploration or Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events